EXHIBIT 22

SUBSIDIARY GUARANTORS

The following wholly-owned subsidiaries of M.D.C. Holdings, Inc. (the “Company”) have fully and unconditionally guaranteed the senior notes issued by the Company on a joint and several basis.

Name	State of Organization	Doing Business As
M.D.C. Land Corporation	Colorado	MDC Land Flight Operations Co. Richmond Developments Limited
RAH of Florida, Inc.	Colorado
Richmond American Construction, Inc.	Delaware
Richmond American Homes of Arizona, Inc.	Delaware
Richmond American Homes of Colorado, Inc.	Delaware
Richmond American Homes of Florida, LP	Colorado
Richmond American Homes of Idaho, Inc. (formerly known as Richmond American Homes of Illinois, Inc.)	Colorado
Richmond American Homes of Maryland, Inc.	Maryland	Richmond American Homes of California, Inc.
Richmond American Homes of Nevada, Inc.	Colorado
Richmond American Homes of New Jersey, Inc.	Colorado
Richmond American Homes of Oregon, Inc.	Colorado
Richmond American Homes of Pennsylvania, Inc.	Colorado
Richmond American Homes of Utah, Inc.	Colorado
Richmond American Homes of Virginia, Inc.	Virginia
Richmond American Homes of Washington, Inc.	Colorado
Z:\Legal\Entities and Officers & Directors\Subsidiaries Lists\Exhibit 21 123118.doc